[Letterhead of eCollege.com]

November 28, 2000

Ms. Nancy Roecker
1504 Mockingbird Drive
Plano, Texas 75098

Re: Employment Offer (Updated)

Dear Nancy:

We are excited to extend an offer of employment to you for the position of Senior Vice President of Product Engineering and Technology, reporting directly to me. Our entire team is excited to have you join eCollege. Your experience as a project and development leader is very important to us.

I appreciate the open conversation regarding your compensation and personal concerns. I would also like to say that we understand the challenge involved in deciding to move for your career, especially when your family is involved. We stand ready to work with you and your husband so that both of you find Denver a very attractive place to live and raise a family.

Should you accept the position of Senior Vice President of Product Engineering and Technology, your compensation package will include:

  An annual base salary of $180,000, currently paid on the company's normal payroll dates.
  An on-target-earnings potential of $234,000. This means a potential target bonus of an additional $54,000 that may be higher or lower depending on results.
  75,000 options for shares of common stock, subject to approval by the Compensation Committee of the Board of Directors, and issued at the closing price of the stock on the last day of the month in which you begin employment.
  A relocation package with a cap not to exceed $12,000 to cover moving expenses.
  A severance package that would be in effect post the move and would be for four months in the event of termination.
  Temporary housing and car rental of $1,450 per month through August 1, 2000.
  Vacation of three weeks per year with the two weeks in June as has been planned.
  Weekly round trip air transportation between Dallas and Denver for you or your spouse.

You will also be eligible for medical and dental insurance on your first day of employment at eCollege. In addition, eCollege has both a 401(k) Plan and a Flexible Benefit Plan.

Our offer of employment is contingent upon the completion of reference checks and your agreement to eCollege Employment Terms and Conditions. A copy of these terms and conditions will be provided to you once we have reached agreement on the above.

Nan, we are very excited to have you join our company. Please do not hesitate to contact me should you have any questions. I can be reached at (303) 873-3872 or on my cell phone at (303) 588-4485.

Sincerely,

/s/ Charles P. Schneider

Charles P. Schneider
Chief Operating Officer

CS/dm

Enclosure: Benefits Information

/s/ Nancy Roecker	11/29/2000
____________________________	_____________________________
Accepted: Ms. Nancy Roecker	Date

eCollege.com

(the "Company")

TERMS AND CONDITIONS OF EMPLOYMENT

I acknowledge that I have received, read, and understand the Offer Letter and the Company's Terms and Conditions of Employment, which are attached. Further, I understand and agree to the following:

1. Just as I have the right to terminate my employment with the Company at any time for any reason, with or without cause and with or without notice, the Company has the same right, and may terminate my employment with the Company at any time for any reason, with or without cause, and with or without notice.

2. The Terms and Conditions of Employment provides for arbitration of any matter related to my employment and any matter or claim between the Company any me. I understand that by signing the Terms and Conditions of Employment, I am waiving my rights to a trial to a court or jury and to have any claim against the Company (including claims relating to employment or termination) filed and heard in state or federal court, and the Company has also waived its rights to have any claim against me filed and heard in state or federal court. Instead, the Company and I have agreed to have all disputes resolved by arbitration before the American Arbitration Association.

/s/ Nancy Roecker	11/29/2000
_________________________________	__________________
Employee	Date

Nancy Roecker
_________________________________
Print Name

TERMS AND CONDITIONS OF EMPLOYMENT

1) NON SOLICITATION; CONFIDENTIALITY

a) Nonsolicitation. During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, Employee shall not, within the United States or Canada, directly or indirectly: (1) solicit or accept if offered to Employee, with or without solicitation, on Employee's own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with Employee or any company, individual or other entity; (2) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as, or similar to, the products and services provided by the Company to its customers during the term hereof; or (3) disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

b) Confidentiality. Employee acknowledges and agrees that all product specifications, product planning information, lists of the Company's customers and suppliers, marketing plans, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Employee shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Employee or any other person, except with the prior written consent of the Company.

c) Ideas, Inventions. The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Employee, alone or with others, during the term of Employee's employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects, are the sole and exclusive property of the Company. The Employee further agrees that (1) Employee will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights Employee has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.

Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section 1)c) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Employee's own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Employee for the Company.

d) Nondisparagement. During the term of this Agreement and for a period of two years following the voluntary or involuntary termination of the Employee's employment, the parties shall not make any statements concerning the other party that would tend to diminish the esteem, respect, good will, or confidence in which that party is held by members of the community in which that party, or its officers, directors and employees, conduct their business affairs or that would provoke adverse or derogatory feelings or opinions in such members of those communities as to that party.

e) Return of Documents and Computer Data. Employee acknowledges and agrees that all originals and copies of all computer data, records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

f) Injunction. Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 1)a), 1)b), 1)c) or 1)d) and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 1)a), 1)b), 1)c) or 1)d), the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

g) No Release. Employee agrees that the termination of employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations set forth herein pursuant to Section 1)a) - f).

2) TERMINATION

a) At-Will Employment. Employee agrees and acknowledges that, just as Employee has the right to terminate Employee's employment with the Company at any time for any reason, the Company has the same right, and may terminate Employee's employment with the Company at any time for any reason.

b) Immediate Termination. The employment of Employee by the Company may be terminated upon the occurrence of any one of the following events:

i) If the Employee willfully fails or refuses to comply, in a material manner, with the policies, standards, and regulations of the Company;

ii) Employee engages in fraud, dishonesty, or any other act of misconduct in the performance of Employee's duties on behalf of the Company;

iii) Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach.

3) REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

a) No Other Employment Agreements. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, which prevents Employee from complying with the eCollege.com Terms and Conditions of Employment or from fully performing Employee's duties under this Agreement.

b) Special Needs. Employee requires no special accommodations to be made by Company in order for Employee to perform Employee's duties and responsibilities.

4) ARBITRATION AND GOVERNING LAW

a) Arbitration. Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, any claim for employment discrimination, wrongful termination or violation of any state or federal law related to employment, shall be settled by arbitration.

i) The parties may choose an arbitrator and rules of arbitration by mutual agreement. Unless the parties agree otherwise, the arbitration shall be conducted in Denver, Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties). The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if it so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include the granting of injunctive relief. If the arbitration iscommenced, the parties agree to permit reasonable discovery proceedings as determined by the arbitrator, including production of material documents, accounting of sources and uses of funds, interrogatories and the deposition of each party and any witness proposed by either party.

ii) The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty), incidental or consequential damages, except as authorized by statute.

iii) The arbitrator shall award all direct costs of the arbitration, including arbitrator's fees and arbitration filing fees according to the parties' ability to pay.

iv) The arbitrator shall determine a schedule for the arbitration proceedings such that a final determination of the matter submitted to the arbitrator can be rendered and delivered to the parties within 150 days following the date that a demand for arbitration is filed.

v) The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.

b) Severability. If any provision of this section 4)a) shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this section 4)a) shall not be in any way impaired.

c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Colorado.

[Letterhead of eCollege.com]

March 12, 2001

Nancy S. Roecker
Senior Vice President and Chief Technology Officer
10200 A East Girard Avenue
Denver, Colorado 80231

Re: Amendment to Employment Agreement

Dear Nan:

I am writing to confirm that effective October 1, 2000 your salary is $180,000, and your target bonus, subject to the discretion of the Board of Directors, is $54,000. Effective November 30, 2000, your title is Senior Vice President and Chief Technology Officer.

This letter is intended to amend your Employment Agreement to reflect your new salary and/or title. The purpose of this letter is to express these changes only; no terms and conditions of your Employment Agreement, other than the terms that are expressly amended in this letter, are changed by this letter.

If you have any questions regarding this matter, please do not hesitate to contact me. Please acknowledge your understanding and acceptance of this amendment to your Employment Agreement by signing below and returning this document to the General Counsel on or before March 16, 2001.
Sincerely,
/s/ Douglas H. Kelsall
Douglas H. Kelsall
Executive Vice President & CFO

Acknowledged and Accepted By:
/s/ Nancy S. Roecker
Nancy S. Roecker
Senior Vice President and Chief Technology Officer

COVENANT NOT TO COMPETE AGREEMENT

DATE:	April 26, 2001
PARTIES:	eCollege.com, a Delaware corporation	(the "Company")
	Nancy Roecker, a resident of Texas	(the "Employee")

RECITAL:

The Company is engaged in the business of online web production, online education and online training. The Employee is employed by the Company as the Company's Senior Vice President and Chief Technology Officer.

  Purpose Of the Agreement

  a)   Purpose. The purpose of this Agreement is to provide terms for Company's payment of additional severance to employee in consideration for Employee's covenant not to compete.

  b)   Agreement Terms Unchanged. No terms or conditions of the Terms and Conditions of Employment signed by Employee on November 29, 2000, are changed by this Agreement.

  Covenant Not To Compete; Confidentiality

  a)   Noncompetition. During the term of Employee's employment at Company, and for a period of six (6) months after Employee is no longer employed at Company, Employee shall not, within the United States or Canada, directly or indirectly: (1) own (as a proprietor, partner, stockholder, or otherwise) an interest of five percent (5%) or more in; or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of; or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any division or business unit of an enterprise, to the extent that such division or business unit is engaged, directly or indirectly, or any company or other entity engaged primarily, in the online education or online training business except with the prior written consent of the President of the Company; or, (4) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as, or similar to, the online education or online training business products and services provided by the Company to its customers during the term hereof.

  b)   Injunction. Employee and Company agree that it would be difficult to measure damages to the Company or Employee from any breach by Employee or Company of this Agreement and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee and Company agrees that if Employee shall breach or take steps preliminary to breaching this Agreement, the Employee, as appropriate, shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

  Severance
a)   Severance. In the event of the involuntary termination of Employee, the Company shall provide Employee with two months additional severance pay, for total severance pay equal to six months of Employee's base salary paid on the Company's normal payroll dates, plus/less any positive/negative accrued vacation days, provided that the Employee executes a severance agreement waiving any claims against the Company and in which the Company waives claims against the Employee.

eCollege.com

/s/ Charles P. Schneider
By: ___________________________
Charles P. Schneider

/s/ Nancy Roecker
By: ___________________________
Nancy Roecker